Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Director Investor Relations	Vice President-Corp. Develop.
	(972) 543-8207	(972) 543-8123

Meritage Homes Corporation Announces $100 Million
Share Repurchase Program

Dallas and Scottsdale, Arizona (February 21, 2006) – Meritage Homes Corporation (NYSE: MTH) today announced that its board of directors authorized the Company to repurchase up to $100 million of the Company’s common stock. This new authorization is in addition to a recently completed $50 million repurchase program, under which the company repurchased 831,616 shares of common stock at an average price of $60.12 per share between November 2005 and February 2006. This completed the Company’s third stock repurchase program since 1999.

“When the stock market afford us the opportunity to repurchase our shares at what we consider to be attractive prices, we like to take advantage of it,” said John R. Landon, co-chairman and chief executive officer of Meritage. Steven J. Hilton, Meritage’s co-chairman and CEO, added, “We manage our business for the long term, with a goal of maximizing returns for our stockholders, and we believe that repurchasing Meritage stock at appropriate times can further those objectives.”

The new authorization allows Meritage to purchase its common shares subject to applicable securities laws, in open market or privately negotiated transactions, based on market conditions and other factors. Shares repurchased will be held as treasury shares and may be used in connection with stock option or other incentive plans, or in future financings.

Meritage had 26.8 million shares issued and outstanding as of February 15, 2006.

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) is a leader in the consolidating homebuilding industry. The Company is ranked by Builder magazine as the 13th largest homebuilder in the U.S.; has been on Forbes’ Platinum 400 “Best Managed Big Companies in America” list the last three years; on Fortune’s “Fastest Growing Companies in America” list five of the last seven years, as well as being a “Fortune

1000” company; and is included in the S&P SmallCap 600 Index. Meritage operates in fast-growing states of the southern and western United States, including six of the top 10 single-family housing markets in the country, and has reported 18 consecutive years of record revenue and net earnings. For more information about the Company, please visit the Meritage web site located at www.meritagehomes.com. Meritage is also a member of the Public Home Builders Council of America (www.phbca.org).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements concerning our new share repurchase program, which may or may not be executed. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties including: fluctuations in prices of the Company’s securities; fluctuations in home prices, orders and cancellation rates in our markets; interest rates and changes in the availability and pricing of residential mortgages; our success in locating and negotiating favorably with possible acquisition candidates; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions, including Colonial Homes of Florida and Greater Homes, Inc.; our dependence on key personnel and the availability of satisfactory subcontractors; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of inflation; the impact of construction defect and home warranty claims; the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate, our ability to acquire additional land or options to acquire additional land on acceptable terms, particularly in our start-up markets; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2004 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of our Form 10-Q for the quarter ended September 30, 2005, as well as our earnings release dated January 25, 2006. As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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